Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (the "Registration Statement") of Markland Technologies, Inc. and subsidiaries (the "Company") our report dated October 13, 2004, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, which appears in the Company's annual report on Form 10-KSB/A filed on October 20, 2004. We also consent to the reference to our firm under the caption "Experts".

/s/ Wolf & Company, P.C.

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Wolf & Company, P.C.

Boston, Massachusetts

May 24, 2005